EXHIBIT 4.01


VIA FEDERAL EXPRESS AND E-MAIL


November 2, 2007


Name
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Address
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Dear Shareholder:

The Standstill Agreement dated June 21, 2004 between you and Colonial Commercial Corp. is terminated, and there is no contractual restriction on your purchase or sale of Company securities. However, officers, directors and more than 5% shareholders remain required to obtain prior approval from our Counsel for each and every transaction, as blackout restrictions may apply.

If you have any questions, please contact us.

Very truly yours,



William Pagano
Chief Executive Officer